Exhibit 99.2

Big Sky Growth Partners, Inc.

Announces Closing of $300 Million Initial Public Offering

Seattle, WA – May 3, 2021 – Big Sky Growth Partners, Inc. (the “Company”), a special purpose acquisition company, today announced the closing of its initial public offering of 30,000,000 units at a price to the public of $10.00 per unit. The offering resulted in gross proceeds to the Company of $300 million.

The units began trading on The Nasdaq Stock Market (“Nasdaq”) under the symbol “BSKYU” on April 29, 2021. Each unit consists of one share of Class A common stock and one-fourth of one redeemable warrant, with each whole warrant entitling the holder thereof to purchase one share of Class A common stock. Once the securities comprising the units begin separate trading, the Class A common stock and redeemable warrants are expected to be traded on Nasdaq under the symbols “BSKY” and “BSKYW”, respectively.

Goldman Sachs & Co. LLC acted as the sole book-running manager for the offering. The Company has granted the underwriters a 45-day option to purchase up to an additional 4,500,000 units at the initial public offering price.

Of the proceeds received from the consummation of the initial public offering and a simultaneous private placement of warrants, $300 million (or $10.00 per unit sold in the public offering) was placed in trust. An audited balance sheet of the Company as of May 3, 2020 reflecting receipt of the proceeds upon consummation of the initial public offering and the private placement will be included as an exhibit to a Current Report on Form 8-K to be filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”).

A registration statement relating to the securities became effective on April 28, 2021. The offering is being made only by means of a prospectus. Copies of the prospectus may be obtained, when available, for free by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, copies may be obtained, when available, from Goldman Sachs & Co. LLC, Attention: Prospectus Department, 200 West Street, New York, NY 10282, or by telephone at (866) 471-2526, or by email at prospectus-ny@ny.email.gs.com. Copies of the registration statement can be accessed through the SEC’s website at www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Big Sky Growth Partners, Inc.

Big Sky Growth Partners, Inc. is a newly organized blank check company incorporated as a Delaware corporation for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities. While the Company may choose to partner with a company in any sector, it intends to focus its search on digitally native Internet Retail and Direct-to-Consumer companies.

Cautionary Statement Concerning Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including statements regarding the initial public offering and search for a business combination. No assurance can be given that the offering discussed above will be completed on the terms described, or at all. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the “Risk Factors” section of the Company’s registration statement and prospectus for the offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact:

Lauren Neiswender, Chief Financial Officer and Chief Legal Officer

Big Sky Growth Partners, Inc.

(406) 351-0820